As filed with the Securities and Exchange Commission on March 15, 2007

Registration No.         -

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

THE PEP BOYS — MANNY, MOE & JACK

(Exact name of Registrant as specified in its charter)

Pennsylvania	23-0962915
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

3111 West Allegheny Avenue
Philadelphia, Pennsylvania 19132
(Address of principal executive offices) (zip code)

The Pep Boys - Manny, Moe & Jack
Non-Qualified Stock Option Agreement for Jeffrey C. Rachor
The Pep Boys - Manny, Moe & Jack
Restricted Stock Unit Agreement for Jeffrey C. Rachor
(Full title of the plan)

Brian D. Zuckerman
The Pep Boys — Manny, Moe & Jack
3111 West Allegheny Avenue
Philadelphia, Pennsylvania 19132
(Name and address of agent for service)

(215) 430-9000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to	Offering Price	Aggregate	Amount of
to be Registered	be Registered	per Share	Offering Price	Registration Fee
Common Stock, $1.00 par value per share	1,000,000	$15.34 (2)	$15,340,000 (2)	$471

(1)                                  This Registration Statement covers 1,000,000 shares of the common stock of The Pep Boys - Manny, Moe & Jack, $1.00 par value per share (the “Common Stock”), issuable pursuant to (a) a Non-Qualified Stock Option Agreement between The Pep Boys - Manny, Moe & Jack and Jeffrey C. Rachor and (b) a Restricted Stock Unit Agreement between The Pep Boys - Manny, Moe & Jack and Jeffrey C. Rachor (together, the “Agreements”).  In addition, pursuant to Rule 416(c) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement covers an indeterminate number of additional shares of Common Stock as may hereafter be offered or issued pursuant to the Agreements to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration.

(2)                                  Estimated solely for purposes of determining the registration fee, pursuant to Rule 457(h) under the Securities Act, based on the average of the high and low prices reported on the New York Stock Exchange on March 12, 2007.

PART II

Information Required in the Registration Statement

Item 3.  Incorporation of Certain Documents by Reference

The following documents filed by The Pep Boys — Manny, Moe & Jack (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference:

(a)                                  The Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006;

(b)                                 The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended April 29, 2006, July 29, 2006 and October 28, 2006;

(c)                                  The Company’s Current Reports on Form 8-K filed on May 11, 2006, July 21, 2006, August 3, 2006, August 11, 2006, August 15, 2006, August 21. 2006, August 31, 2006, October 19, 2006, October 26, 2006, October 30, 2004, November 14, 2007, as amended by Form 8-K/A filed on November 29, 2006, March 14, 2007 and March 15, 2007;

(d)                                 The description of the Company’s common stock contained in the Company’s registration statement on Form 8-A dated June 10, 1983 (File No. 001-03381), filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the description of the Company’s common stock purchase rights contained in the amendment to the Company’s  registration statements on Form 8-A/A (Amendment No. 1 filed on December 19, 1997 (File No. 001-03381) and Form 8-A/A (Amendment No. 2 filed on August 21, 2006 (File No. 001-03381), including any further amendments or reports for the purposes of updating such descriptions; and

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which designates all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), contain provisions for mandatory and discretionary indemnification of a corporation’s directors, officers and other personnel and related matters.

Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a representative, director or officer of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper. Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by the board of directors (i) by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel, or (iii) by the shareholders.

Under Section 1743, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding under Section 1741 or Section 1742 if the appropriate standards of conduct are met.

Section 1745 provides that expenses (including attorney’s fees) incurred by an officer, director, employee or agent in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17D of the PBCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office.

Section 1747 grants to a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him or her in his or her capacity as officer or director, whether or not the corporation would have the power to indemnify him against that liability under Subchapter 17D of the PBCL. Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17D of the PBCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter 17D of the PBCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such person.

The Company’s Articles of Incorporation and By-laws provide in general that the Company shall indemnify its officers and directors to the fullest extent authorized by law.

The Company maintains liability insurance on behalf of its directors and officers.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

Exhibit Number	Exhibit
4.1	Rights Agreement, dated as of December 5, 2006, between the Company and the Rights Agent (incorporated by reference from the Company’s Registration Statement on Form 8-A, filed on December 8, 1997).
4.2

Amendment to Rights Agreement dated August 18, 2006, between the Company and the Rights Agent (incorporated by reference from the Company’s Registration Statement on Form 8-A/A (Amendment No. 2, filed on August 21, 2006)).

5	Opinion of Morgan Lewis & Bockius LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Morgan Lewis & Bockius LLP (incorporated by reference from Exhibit 5)
24	Power of Attorney. Reference is made to the signature page of this Registration Statement

Item 9.  Undertakings.

A.            The undersigned Company hereby undertakes:  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into the Registration Statement; and (2) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on this 15th day of March, 2007.

THE PEP BOYS — MANNY, MOE & JACK

By:	/s/ Harry F. Yanowitz
Harry F. Yanowitz
SVP- Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of The Pep Boys — Manny, Moe & Jack, a Pennsylvania corporation, do hereby constitute and appoint Harry F. Yanowitz and Bernard K. McElroy, or any one of them, the lawful attorney-in-fact and agent, each with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines may be necessary or advisable or required to enable said corporation to comply with the Securities Act, and any rules or regulation or requirements of the Commission in connection with this Registration Statement.  Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.  This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities on this 15th day of March, 2007.

Signatures	Title

/s/ William Leonard	Interim Chief Executive Officer and Chairman of the Board
William Leonard	(Principal Executive Officer)

/s/ Harry F. Yanowitz	SVP- Chief Financial Officer (Principal Financial Officer)
Harry F. Yanowitz

/s/ Bernard K. McElroy	VP — Chief Accounting Officer and Treasurer
Bernard K. McElroy	(Principal Accounting Officer)

/s/ M. Shân Atkins	Director
M. Shân Atkins

/s/ Peter A. Bassi	Director
Peter A. Bassi

/s/ Robert H. Hotz	Director
Robert H. Hotz

/s/ Thomas R. Hudson, Jr.	Director
Thomas R. Hudson, Jr.

/s/ Max L. Lukens	Director
Max L. Lukens

/s/ James A. Mitarotonda	Director
James A. Mitarotonda

/s/ Jane Scaccetti	Director
Jane Scaccetti

/s/ John T. Sweetwood	Director
John T. Sweetwood

/s/ Nick White	Director
Nick White

/s/ James A. Williams	Director
James A. Williams

EXHIBIT INDEX

Exhibit Number	Exhibit

5	Opinion of Morgan Lewis & Bockius LLP

23.1	Consent of Deloitte & Touche LLP